EXHIBIT 5

                                November 10, 1999

Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515

Ladies and Gentlemen:

We have acted as counsel for Benchmark Electronics, Inc., a Texas corporation ("Company"), in connection with the Registration Statement on Form S-3 filed on November 10, 1999 by the Company under the Securities Act of 1933, as amended ("Registration Statement"), with respect to $80,200,000 aggregate principal amount of the Company's 6% Convertible Subordinated Notes due 2006 (the "Notes"). The Notes were issued under an indenture dated as of August 13, 1999 (the "Indenture") between the Company and Harris Trust Company of New York, as Trustee (the "Trustee"), and are convertible into shares of the Company's common stock, par value $.10 per share (the "Common Stock"), as provided in the Indenture.

In such capacity, we are familiar with the Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, the Registration Statement and the Indenture and have examined such statutes, records, instruments and documents as we have deemed necessary for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies and the truthfulness of all statements of fact contained therein. We have assumed the due authorization, execution and delivery of the Indenture by the Trustee.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

      1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.
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Benchmark Electronics, Inc.
November 10, 1999
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      2. The Indenture is a valid and legally binding agreement of the Company and the Notes are legally issued and binding obligations of the Company entitled to the benefits of the Indenture.

      3. The 1,995,025 shares of Common Stock initially issuable upon conversion of the Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly reserved for issuance upon conversion and, when issued upon conversion in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption "Legal Matters." However, in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                    Very truly yours,


                                /s/ BRACEWELL & PATTERSON, L.L.P.
                                    Bracewell & Patterson, L.L.P.